UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

January 19, 2024
Date of Report (Date of earliest event reported)

CONNEXA SPORTS TECHNOLOGIES INC.
(Exact name of registrant as specified in its charter)

Delaware	1-41423	61-1789640
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2709 N. Rolling Road, Suite 138
Windsor Mill, MD
21244
(Address of principal executive offices, including Zip Code)

(443) 407-7564
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	CNXA	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

Securities Purchase Agreements

On January 19, 2024, Connexa Sports Technologies Inc. (the “Company”) entered into securities purchase agreements (the “Securities Purchase Agreement”) with three investors (the “Investors”) for the issuance and sale to each investor of (i) 2,330,200 shares of common stock (the “Common Stock Shares”) and (ii) pre-funded warrants (the “Pre-Funded Warrants”) to purchase an aggregate of 25,169,800 shares of its common stock (the “Pre-funded Warrant Shares”, together with the Common Stock Shares, the “Shares”) at a combined purchase price of $0.20 per share of the common stock for an aggregate amount of approximately $16.5 million (the “Offering”). The Pre-Funded Warrants have an exercise price of $0.00001 per share of common stock and are exercisable beginning on the date stockholder approval is received and effective allowing exercisability of Pre-Funded Warrants under Nasdaq rules until the Pre-Funded Warrants are exercised in full. The aggregate number of Common Stock Shares to be issued is 6,990,600 and the aggregate number of Pre-Funded Warrant Shares is 75,509,400. Copies of the Securities Purchase Agreement and Pre-Funded Warrants are included as exhibits to this current report on Form 8-K.

In connection with the Securities Purchase Agreement, the Company and the Investors entered into voting rights agreements (the “Voting Rights Agreement”), pursuant to which the Investors have agreed to vote in favor of any resolution presented to the shareholders of the Company to approve (i) the issuance of the Pre-Funded Warrant Shares which will allow the issuance to each of the three investors of more than 19.99% of the number of shares of common stock of the Company outstanding on the date of closing pursuant to the Securities Purchase Agreements (which will be considered a change in control pursuant to Nasdaq Listing Rule 5635(b)) and the other agreements entered into in connection therewith or as otherwise may be required by the applicable rules and regulations of the Nasdaq Stock Market and (ii) increasing the shares available to be issued pursuant to the Company’s incentive plan by up to 20 million shares of common stock.

The description of the terms of the Securities Purchase Agreement, Pre-Funded Warrants, and Voting Rights Agreement are not intended to be complete and are qualified in its entirety by reference to such exhibits.

Consulting Agreement

On January 21, 2024, the Company entered into a consulting agreement with Smartsports LLC (“Smartsports”) pursuant to which Smartsports has agreed to provide the Company certain consulting services in exchange for 200,000 shares of its common stock (the “Smartsports Shares”) which the Company has agreed to use its commercially reasonable efforts to prepare and file with the Securities Exchange Commission a registration statement covering the resale of all of the Smartsports Shares on Form S-1 as soon as is reasonably practicable. The consulting agreement is included as an exhibit to this current report on Form 8-K. The description of the terms of the consulting agreement are not intended to be complete and are qualified in its entirety by reference to such exhibit.

Item 3.02 Unregistered Sales of Equity Securities.

The Company issued the Common Stock Shares, Pre Funded Warrants and Smartsports Shares pursuant to the exemption from the registration requirements of the Securities Act available under Section 4(a)(2). Neither the issuance of the Smartsports Shares, Common Shares, the Pre Funded Warrants nor the Pre Funded Warrant Shares to be issued upon exercise of the Pre Funded Warrants have been registered under the Securities Act and such securities may not be offered or sold in the United States absent registration or an exemption from registration under the Securities Act and any applicable state securities laws. The description of the Shares and Pre Funded Warrants under Item 1.01 of this Form 8-K is incorporated by reference herein.

Neither this Current Report on Form 8-K nor any exhibit attached hereto is an offer to sell or the solicitation of an offer to buy the Company’s securities.

Item 5.01 Change of Control of the Company

As a result of the transactions contemplated by the Securities Purchase Agreements and the issuance of the Shares and Pre-Funded Warrants, control of the company now rests with each of (i) Andy and Lion Co., Ltd., (ii) Junjie Enterprise Management Co., Limited and (iii) Xinsheng Enterprise Management Services Co., Ltd. (each an “Investor” and, together, the “Investors”), each of whom acquired for a cash investment of $5.5 million (i) 19.99% of the Company’s issued and outstanding shares of the Company’s common stock and (ii) warrants to purchase an additional 25,169,800 shares of the Company’s common stock. Prior to the foregoing transactions, the largest shareholder in the company held 236,855 shares or 2.032% of the then outstanding shares. To the Company’s knowledge, the source of funds used to purchase the Shares and Pre-Funded Warrants is cash held by each Investor on the date of acquisition. The Company confirms that there are no arrangements or understandings among the Investors and their associates with respect to the election of directors, other than the Voting Rights Agreement.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
4.1	Form of Pre-Funded Warrant
10.1 10.2	Form of Securities Purchase Agreement Form of Voting Rights Agreement
10.3	Smartsports Consulting Agreement
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Connexa Sports Technologies Inc.

Dated: January 24, 2024	By:	/s/ Mike Ballardie
Mike Ballardie
Chief Executive Officer